Exhibit 99.1

ATLAS PIPELINE HOLDINGS, L.P.

REPORTS FIRST QUARTER 2008 RESULTS

Philadelphia, PA, May 5, 2008 – Atlas Pipeline Holdings, L.P. (NYSE: AHD) (the “Partnership”), the parent of the general partner of Atlas Pipeline Partners, L.P. (NYSE: APL) (“Atlas Pipeline”) and its subsidiaries, today reported its results for the first quarter 2008. The Partnership, which owns the 2% general partner interest, all of the incentive distribution rights, and 5.5 million common limited partnership units of Atlas Pipeline, presents its financial results consolidated with those of Atlas Pipeline. On a GAAP basis, the Partnership incurred a net loss of $2.8 million for the first quarter 2008 compared with net income of $2.7 million for the first quarter 2007. This loss in the current period was principally due to $76.9 million of non-cash derivative losses resulting from the mark-to-market adjustment of certain derivative positions that Atlas Pipeline maintains to hedge the variability in expected future cash flows attributable to changes in commodity market prices. This derivative loss was partially offset by the operating results of the Chaney Dell and Midkiff/Benedum systems, which were acquired by Atlas Pipeline in July 2007. Please see today’s Atlas Pipeline press release regarding its first quarter 2008 earnings for further information regarding its results.

On April 22, 2008, the Partnership declared a record quarterly cash distribution for the first quarter 2008 of $0.43 per common limited partner unit, an increase of $0.18 per unit, or 72%, from the comparable prior year period. This distribution will be paid on May 20, 2008 to common unitholders of record as of May 7, 2008.

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas Pipeline’s first quarter 2008 results on Monday, May 5, 2008 at 2:00 pm EST by going to the home page of Atlas Pipeline’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 4:00 pm EST on Monday, May 5, 2008. To access the replay, dial 1-888-286-8010 and enter conference code 63969074.

Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.5 million common units of Atlas Pipeline Partners.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates eight gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York, eastern Ohio and northeastern Tennessee. For more information, visit Atlas Pipeline’s website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas America, Inc. (NASDAQ: ATLS) owns an approximate 64% limited partner interest in Atlas Pipeline Holdings, L.P. and an approximate 48% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC. For more information, please visit Atlas America’s website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Holdings, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of Atlas Pipeline Partners to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Holdings’ reports filed with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE HOLDINGS, L.P. AND SUBSIDIARIES

Financial Summary

(in thousands, except per unit amounts)

	Three Months Ended March 31,
	2008	2007
STATEMENTS OF OPERATIONS

Revenue:
Natural gas and liquids	$366,119	$102,176
Transportation, compression, and other fees – affiliates	9,159	7,720
Transportation, compression, and other fees – third parties	14,862	9,838
Other loss, net	(86,750)	(2,190)

Total revenue and other loss, net	303,390	117,544

Costs and expenses:
Natural gas and liquids	276,664	87,810
Plant operating	14,935	4,530
Transportation and compression	3,812	3,112
General and administrative	5,277	6,568
Compensation reimbursement – affiliates	1,129	630
Depreciation and amortization	25,825	6,534
Interest	20,822	6,846
Minority interest	2,090	—
Minority interest in Atlas Pipeline Partners, L.P.	(44,344)	(1,149)

Total costs and expenses	306,210	114,881

Net income (loss)	$(2,820)	$2,663

Net income (loss) attributable to common limited partners per unit:
Basic	$(0.10)	$0.13

Diluted	$(0.10)	$0.13

Weighted average common limited partner units outstanding:
Basic	27,350	21,100

Diluted	27,350	21,123

	March 31,	December 31,
	2008	2007
Balance Sheet Data (at period end):
Cash and cash equivalents	$2,968	$12,129
Total assets	2,943,017	2,877,514
Total debt	1,314,391	1,254,426
Total partners’ capital	89,431	94,118

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